SCHEDULE 14A INFORMATION
                       Proxy Statement Pursuant to Section 14(a) of the
                               Securities Exchange Act of 1934

Filed by Registrant:                        [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary  Proxy  Statement  [  ]  Confidential,for Use of the Commission
                                          Only as permitted by Rule 14a-6(e)(2)
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Materials Pursuant to SS. 240.14a-11(c) or SS. 240.14a-12

--------------------------------------------------------------------------------
                                     NL INDUSTRIES, INC.
                       (Name of Registrant as Specified in its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1)   Title of each class of securities to which transaction applies:
     2)   Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which the filing fee is calculated and state how it was determined):
     4)   Proposed maximum aggregate value of transaction:
     5)   Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                               NL Industries, Inc.
                       16825 Northchase Drive, Suite 1200
                              Houston, Texas 77060



                                 March 27, 2000


Dear Shareholder:

     You are cordially invited to attend the 2000 Annual Meeting of Shareholders of NL Industries, Inc., which will be held on Wednesday, May 10, 2000 at 10:00 a.m. (C.D.T.) at the offices of Valhi, Inc. located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas. In addition to the matters to be acted upon at the meeting, which are described in detail in the attached Notice of Annual Meeting of Shareholders and Proxy Statement, we will update you on the Company. I hope that you will be able to attend.

     Whether or not you plan to be at the meeting, please complete, date, sign and return the proxy card or voting instruction form enclosed with this Proxy Statement promptly or vote via the Internet or telephone following the instructions on the proxy card so that your shares are represented at the Meeting and voted in accordance with your wishes. Your vote, whether given by proxy or in person at the Meeting, will be held in confidence by the Inspector of Election for the meeting in accordance with NL's By-Laws.


                                        Sincerely,





                                        J. Landis Martin
                                        President and Chief Executive Officer

                               NL Industries, Inc.
                       16825 Northchase Drive, Suite 1200
                              Houston, Texas 77060

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             To Be Held May 10, 2000

To the Shareholders of NL Industries, Inc.:

     NOTICE IS HEREBY GIVEN that the 2000 Annual  Meeting of  Shareholders  (the
"Annual Meeting") of NL Industries, Inc., a New Jersey corporation (the "Company" or "NL"), will be held on Wednesday, May 10, 2000, at 10:00 a.m. (C.D.T.) at the offices of Valhi, Inc. located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas, for the following purposes:

     1. To elect seven directors to serve until the 2001 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

     2. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     The Board of Directors of the Company set the close of business on March 22, 2000 as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Only holders of record of NL's common stock, $.125 par value per share, at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. The Company's stock transfer books will not be closed following the Record Date.

     You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting in person, please complete, sign, date and mail the enclosed proxy card or voting instruction form promptly or vote via the Internet or telephone following the instructions on the proxy card so that your shares may be represented and voted at the Annual Meeting. You may revoke your proxy by following the procedures set forth in the accompanying Proxy Statement. If you choose, you may vote in person at the Annual Meeting even though you previously submitted your proxy.

                                   By order of the Board of Directors,



                                   David B. Garten
                                   Vice President, General Counsel and Secretary


Houston, Texas
March 27, 2000

                               NL Industries, Inc.
                       16825 Northchase Drive, Suite 1200
                              Houston, Texas 77060

                      ------------------------------------
                                 PROXY STATEMENT
                      ------------------------------------


                               GENERAL INFORMATION

     This Proxy Statement and the accompanying proxy card or voting instruction form are being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board") of NL Industries, Inc., a New Jersey corporation (the "Company" or "NL"), for use at the Company's 2000 Annual Meeting of Shareholders to be held at 10:00 a.m. (C.D.T.) on Wednesday, May 10, 2000, at the offices of Valhi, Inc. located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card or voting instruction form were first mailed to the holders of the Company's common stock, $.125 par value per share ("Common Stock"), on or about April 3, 2000.


                            PURPOSE OF ANNUAL MEETING

     At the Annual Meeting, shareholders of the Company will consider and vote upon (i) the election of seven directors to serve until the Company's 2001 Annual Meeting of Shareholders and until their successors are duly elected and qualified, and (ii) such other business as may properly come before the Annual Meeting. The Company is not aware of any business to come before the Annual Meeting other than the election of directors.


                  QUORUM AND VOTING RIGHTS; PROXY SOLICITATION

     The presence in person or by proxy of the holders of a majority of the votes represented by the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the conduct of business at the Annual Meeting. Director nominees will be elected by a plurality of the votes cast. Except as may be provided in the Company's Amended and Restated Certificate of Incorporation (the "Certificate"), any other matter that may be submitted to a shareholder vote will require the affirmative vote of a majority of the votes cast at the Annual Meeting. Shares of Common Stock that are voted to abstain from business coming before the Annual Meeting and broker/nominee non-votes will be counted as being in attendance at the Annual Meeting for purposes of determining whether a quorum is present, but will not be counted as votes for or against any matter coming before the Annual Meeting. The accompanying proxy card provides space for a shareholder to withhold voting for any or all nominees for the Board. Because director nominees must receive a plurality of the votes cast at the Annual Meeting, a vote withheld from a particular nominee will not affect the election of that nominee.

     The record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting is the close of business on March 22, 2000 (the "Record Date"). As of the Record Date, there were issued and outstanding 50,619,740 shares of Common Stock, each of which entitles the holder to one vote on all matters that come before the Annual Meeting. Valhi, Inc. ("Valhi"), a diversified company engaged in the titanium dioxide pigments, component products (ergonomic computer support systems, precision ball bearing slides and security products), titanium metals products, and waste management industries, and Tremont Corporation ("Tremont"), a holding company engaged in the titanium metals and titanium dioxide pigments industries, held approximately 60% and 20%, respectively, of the outstanding shares of the Common Stock as of the Record Date and have indicated their intention to have their shares represented at the Annual Meeting. Both Valhi and Tremont are affiliates of Contran Corporation ("Contran"). See "Security Ownership" and "Election of Directors." If the shares of Common Stock held by Valhi and Tremont together or the shares of Common Stock held by Valhi alone are represented at the Annual Meeting, a quorum will be present.

     All shares of Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If no such instructions are indicated, such shares will be voted (i) "FOR" the election of each of the seven nominees for director, and (ii) to the extent allowed by federal securities laws, in the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting. Any holder of Common Stock has the unconditional right to revoke his or her proxy at any time prior to the voting thereof at the Annual Meeting by (i) filing with the Company's Secretary written revocation of his or her proxy, (ii) giving a duly executed proxy bearing a later date, or (iii) voting in person at the Annual Meeting. Attendance by a shareholder at the Annual Meeting will not in and of itself revoke his or her proxy.

     This proxy solicitation is made by and on behalf of the Board. Solicitation of proxies for use at the Annual Meeting may be made by mail, telephone or in person, by directors, officers and regular employees of the Company. Such persons will receive no additional compensation for any solicitation activities. The Company will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock held of record by such entities, and the Company will, upon the request of such record holders, reimburse reasonable forwarding expenses. The costs of preparing, printing, assembling and mailing the Proxy Statement, proxy card or voting instruction form and all materials used in the solicitation of proxies from shareholders of the Company, and all clerical and other expenses of such solicitation, will be borne by the Company.

     First Chicago Trust Company, a division of EquiServe ("First Chicago"), the transfer agent and registrar for the Common Stock, has been appointed by the Board to serve as inspector of election (the "Inspector of Election") to determine the number of shares of Common Stock represented and voted at the Annual Meeting. All proxies and ballots delivered to First Chicago shall be kept confidential by First Chicago in accordance with the terms of the Company's By-Laws.

     IT IS THE INTENTION OF THE AGENTS DESIGNATED IN THE ENCLOSED PROXY CARD TO VOTE "FOR" THE ELECTION OF ALL SEVEN NOMINEES FOR DIRECTOR IDENTIFIED BELOW UNLESS AUTHORITY IS WITHHELD BY THE SHAREHOLDER GRANTING THE PROXY. IF ANY NOMINEE BECOMES UNAVAILABLE TO SERVE FOR ANY REASON, THE PROXY WILL BE VOTED FOR A SUBSTITUTE NOMINEE OR NOMINEES TO BE SELECTED BY THE BOARD, UNLESS THE SHAREHOLDER WITHHOLDS AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS. VALHI AND TREMONT, WHICH HOLD APPROXIMATELY 60% AND 20%, RESPECTIVELY, OF THE OUTSTANDING COMMON STOCK, HAVE INFORMED THE COMPANY THAT THEY INTEND TO VOTE THEIR SHARES IN FAVOR OF THE NOMINEES SET FORTH IN THIS PROXY STATEMENT. VALHI'S AND TREMONT'S VOTES TOGETHER, OR VALHI'S VOTES ALONE, ARE SUFFICIENT TO ELECT ALL SEVEN NOMINEES.

                              ELECTION OF DIRECTORS

     The Certificate provides for a Board of Directors consisting of not less than seven and not more than seventeen persons, as such number is determined from time to time by a majority of the entire Board. The Board has determined that it shall consist of seven members.

     At the Annual Meeting, holders of Common Stock will be asked to elect seven nominees to the Board, each to serve for a one-year term ending at the 2001 Annual Meeting of Shareholders or until his successor shall have been elected and qualified or until his earlier resignation, removal or death. All of the nominees are currently directors of the Company and have agreed to serve if elected.

     THE BOARD OF  DIRECTORS  RECOMMENDS  A VOTE "FOR" THE  NOMINEES  IDENTIFIED
BELOW.

NOMINEES FOR DIRECTOR

     The information provided below has been provided by the respective nominees for election as directors for a term expiring at the 2001 Annual Meeting of Shareholders of the Company. Each of the following nominees for election is currently a director of the Company whose term expires at the Annual Meeting.

     JOSEPH S. COMPOFELICE, age 50, has been a director of NL since 1995. He has served as Chief Executive Officer and Chairman of the Board of CompX International Inc. ("CompX"), a leading manufacturer of ergonomic computer support systems, precision ball bearing slides and security products and a majority-owned subsidiary of Valhi, since February 1998, as President of CompX since January 1999, and as a director of CompX since December 1997. Mr. Compofelice was Vice President and Chief Financial Officer of NL from 1994 until 1998. Mr. Compofelice served as Executive Vice President of Valhi and Vice President and Chief Financial Officer of Tremont from 1994 until February 1998. From February 1996 until February 1998, Mr. Compofelice also served as Vice President, Chief Financial Officer and, except for a period from March 1996 to July 1996, has served as a director of Titanium Metals Corporation ("TIMET"), an integrated producer of titanium metals products which is 39%-owned by Tremont, since February 1994.

     J. LANDIS MARTIN, age 54, has been President and Chief Executive Officer of NL since 1987, and a director of NL since 1986. He has served as Chairman of the Board, President and Chief Executive Officer of Tremont since prior to 1995. Mr. Martin also has served as Chairman of the Board of TIMET since prior to 1995 and Chief Executive Officer of TIMET since 1995. Mr. Martin is a director of Halliburton Company, a diversified energy services company, Apartment Investment and Management Corporation, a real estate investment trust, and Crown Castle International Corporation, a telecommunications company.

     KENNETH R. PEAK, age 54, has been a director of NL since 1989. Mr. Peak is President and Chief Executive Officer and Chairman of the Board of Contango Oil & Gas, a publicly traded independent oil and gas exploration and production company. Since prior to 1995 to 1999, Mr. Peak was President of Peak Enernomics, Inc., an energy industry consulting firm. Mr. Peak serves as a director of Cheniere Energy Company, an oil and gas exploration company. He serves as Chairman of NL's Audit Committee and Management Development and Compensation Committee and is a member of NL's Nominations Committee.

     GLENN R. SIMMONS, age 72, has been a director of NL since 1986. Mr. Simmons is Chairman of the Board of Keystone Consolidated Industries, Inc. ("Keystone"), a steel fabricated wire products, industrial wire and carbon steel rod company. Since prior to 1995, Mr. Simmons has been Vice Chairman of the Board of Valhi and Contran, a diversified holding company which directly and through related entities holds approximately 93% of the outstanding common stock of Valhi and 48% of the outstanding common stock of Keystone. Mr. Simmons is also a director of Tremont, CompX, and TIMET. Mr. Simmons has been an executive officer and/or director of various companies related to Valhi and Contran since 1969. He serves as Chairman of NL's Nominations Committee. He is a brother of Harold C. Simmons.

     HAROLD C. SIMMONS, age 68, has been a director of NL since 1986 and Chairman of the Board of NL since 1987. He has been Chairman of the Board and Chief Executive Officer of Valhi and Contran since prior to 1995 and was President of Valhi and Contran from 1994 until 1998. Mr. Simmons is also a director of Tremont. Mr. Simmons has been an executive officer and/or director of various companies related to Valhi and Contran since 1964. He is a brother of Glenn R. Simmons.

     GENERAL THOMAS P. STAFFORD (retired), 69, served as a director of NL from 1984 to 1986 and was re-appointed in February 2000. General Stafford was a co-founder of and has been affiliated with Stafford, Burke and Hecker, Inc., a Washington-based consulting firm, since 1982. General Stafford graduated from the United States Naval Academy in 1952. He was commissioned as an officer in the United States Air Force ("USAF") and attended the USAF Experimental Flight Test School in 1958. He was selected as an astronaut in 1962, piloted Gemini VI in 1965 and commanded Gemini IX in 1966. In 1969, General Stafford was named Chief of the Astronaut Office and was the Apollo X commander for the first lunar module flight to the moon. He commanded the Apollo-Soyuz joint mission with the Soviet cosmonauts in 1975. After his retirement from the USAF in 1979 as Lieutenant General, he became Chairman of Gibraltar Exploration Limited, an oil and gas exploration and production company, and served in that position until 1984, when he joined General Technical Services, Inc., a consulting firm. In addition to serving as a director of NL, General Stafford is a director of TIMET, Tremont, CMI Corporation, Seagate Technologies, Inc. and The Wackenhut Corp. General Stafford is a member of NL's Audit Committee and its Management Development & Compensation Committee.

     LAWRENCE A. WIGDOR, age 58, has been a director and Executive Vice President of NL since 1992. Dr. Wigdor has been President and Chief Executive Officer of Kronos, Inc. ("Kronos"), a wholly owned subsidiary of NL involved in the titanium dioxide pigments business, since prior to 1995 and was President and Chief Executive Officer of Rheox, Inc. ("Rheox"), a wholly owned subsidiary of NL involved in the specialty chemicals business, since prior to 1995 until it was sold in January 1998.

         See also "Certain Relationships and Transactions."


                             MEETINGS AND COMMITTEES

     The Board held five meetings and took action by unanimous written consent in lieu of a meeting on four occasions in 1999. Each of the directors participated in more than 75% of the total number of meetings of the Board and committees on which he served that were held during 1999.

     The Board has established three standing committees, an Audit Committee, a Management Development and Compensation Committee and a Nominations Committee, all of which are composed entirely of individuals who are not employees of the Company.

     Audit Committee. The principal responsibilities of the Audit Committee are to recommend to the Board the selection of the firm of independent auditors; to review the plan and results of the independent audit engagement, the program for internal auditing, the system of internal accounting controls and the internal audit results; to review and approve the professional services provided by the independent auditors; and to direct and supervise special audit inquiries. The Committee held two meetings in 1999. The current members of the Audit Committee are Mr. Peak, Chairman, and General Stafford.

     Management Development and Compensation Committee. The principal responsibilities of the Management Development and Compensation Committee are to review and make recommendations regarding executive compensation policies and periodically review and approve or make recommendations with respect to matters involving executive compensation, to take action or to review and make recommendations to the Board regarding employee benefit plans or programs, and to serve as a counseling committee to the Chief Executive Officer regarding matters of key personnel selection, organization strategies and such other matters as the Board may from time to time direct. The Management Development and Compensation Committee also has been responsible for reviewing and approving stock option and other stock-based compensation awards under the Company's incentive plans. The Management Development and Compensation Committee held one meeting and took action by written consent in lieu of a meeting on four occasions in 1999. Its current members are Mr. Peak, Chairman, and General Stafford.

     Nominations Committee. The principal responsibilities of the Nominations Committee are to review and make recommendations to the Board regarding such matters as the size and composition of the Board and criteria for director nominations, director candidates, the term of office of directors, and such other related matters as the Board may request from time to time. The Nominations Committee held one meeting in 1999. The current members of the Nominations Committee are Mr. Glenn Simmons, Chairman, and Mr. Peak. The
Nominations Committee made its recommendations to the Board of Directors with respect to the election of directors at the Annual Meeting. The Nominations Committee will consider recommendations by shareholders of the Company with respect to nominees for election as director if such recommendations are submitted in writing to the Secretary of the Company and received not later than December 31 of the year prior to the next annual meeting of shareholders, and are accompanied by a full statement of qualifications and confirmation of the recommended nominees' willingness to serve.

     The Board has previously established, and from time to time may establish, other committees to assist it in discharging its responsibilities.


                        EXECUTIVE OFFICERS OF THE COMPANY

     Set forth below is certain information regarding the Company's executive officers. Biographical information with respect to Messrs. Simmons and Martin and Dr. Wigdor is set forth above under "Election of Directors."


             Name              Age                 Position(s)

  Harold C. Simmons.........   68        Chairman of the Board

  J. Landis Martin..........   54        President and Chief Executive Officer

  Dr. Lawrence A. Wigdor....   58        Executive Vice President; President and
                                         Chief Executive Officer of Kronos

  Susan E. Alderton.........   48        Vice President, Chief Financial Officer
                                         and Treasurer

  David B. Garten...........   48        Vice President, General Counsel and
                                         Secretary

  Robert D. Hardy...........   39        Vice President, Controller, Assistant
                                         Treasurer and Assistant Secretary


     Susan E. Alderton has been Chief Financial Officer of the Company since February 1998 and Vice President and Treasurer of the Company since prior to 1995. Ms. Alderton has been a director of Tremont since prior to 1995.

     David B. Garten has been Vice President, General Counsel and Secretary of the Company since prior to 1995.

     Robert D. Hardy has been Vice President, Controller of the Company since March 1999, Assistant Treasurer since May 1995 and Assistant Secretary since May 1998. From prior to 1995 to February 1998, Mr. Hardy served as the Company's Director of Taxes, and from February 1998 to March 1999 served as Vice President
- Tax.


                               SECURITY OWNERSHIP

     Ownership of NL Common Stock. The following table and accompanying notes set forth as of the Record Date the beneficial ownership, as defined by regulations of the Securities and Exchange Commission (the

"Commission"), of Common Stock held by (a) each person or group of persons known by NL to beneficially own more than 5% of the outstanding shares of Common Stock, (b) each director or nominee for director of NL, (c) each executive officer of NL listed on the Summary Compensation Table below, and (d) all executive officers and directors of NL as a group. See note (3) below for information concerning individuals and entities which may be deemed to indirectly beneficially own those shares of Common Stock directly beneficially held by Valhi and Tremont, as reported in the table below. No securities of NL's subsidiaries are beneficially owned by any director, nominee for director, or officer of NL. Information concerning ownership of equity securities of NL's parent companies is contained in note (3) below and the table under the caption "Ownership of Valhi and Tremont Common Stock" below. All information is taken from or based upon ownership filings made by such persons with the Commission or information provided by such persons to NL.

                                                     NL Common Stock
                                      -----------------------------------------
     Name of                          Amount and Nature of            Percent
   Beneficial Owner                   Beneficial Ownership(1)       of Class(2)
   ----------------                   -----------------------       -----------
Valhi, Inc.                                30,135,390(3)               59.5%
   Three Lincoln Centre
   5430 LBJ Freeway
   Suite 1700
   Dallas, TX 75240
Tremont Corporation                        10,215,541(3)               20.2%
   1999 Broadway
   Suite 4300
   Denver, CO 80202
Joseph S. Compofelice                         258,716(4)                --
J. Landis Martin                              720,772(5)                1.4%
Kenneth R. Peak                                13,825(6)                --
Glenn R. Simmons                                7,800(3)(7)             --
Harold C. Simmons                              75,475(3)(8)             --
General Thomas P. Stafford                        -0-                   --
Dr. Lawrence A. Wigdor                        325,331(9)                --
Susan E. Alderton                             135,422(10)               --
David B. Garten                               160,298(11)               --
Robert D. Hardy                                60,826(12)               --
All directors and executive officers
   of the Company as a group
   (10 persons)                             1,758,466(3)(4)(5)(6)(7)    3.4%
                                              (8)(9)(10)(11)(12)

--------------

(1)  All beneficial ownership is sole and direct unless otherwise noted.

(2)  No percent of class is shown for holdings of less than 1%.

(3)  Valhi Group,  Inc.  ("VGI"),  National City Lines,  Inc.  ("National")  and
     Contran are the holders of approximately 81.8%, 9.5% and 1.6%, respectively, of the outstanding common stock, $.01 par value per share, of Valhi, Inc. (the "Valhi Common Stock"). Valhi, the Company, and the Harold Simmons Foundation, Inc. (the "Foundation"), hold approximately 59.9%, 8.4% and 3.1%, respectively, of the outstanding common stock, $1.00 par value per share, of Tremont (the "Tremont Common Stock"). National, NOA, Inc. ("NOA") and Dixie Holding Company ("Dixie Holding") are the holders of approximately 73.3%, 11.4% and 15.3%, respectively, of the outstanding common stock of VGI. Contran and NOA are the holders of approximately 85.7% and 14.3%, respectively, of the outstanding common stock of National. Contran and Southwest Louisiana Land Company, Inc. ("Southwest") are the holders of approximately 49.9% and 50.1%, respectively, of the outstanding common stock of NOA. Dixie Rice Agricultural Corporation, Inc. ("Dixie Rice") is the holder of 100% of the outstanding common stock of Dixie Holding. Contran is the holder of approximately 100% and approximately 88.9% of the outstanding common stock of Dixie Rice and Southwest, respectively. Substantially all of Contran's outstanding voting stock is held either by trusts established for the benefit of certain of Harold C. Simmons' children and grandchildren (the "Trusts"), of which Harold C. Simmons is the sole trustee, or by Harold C. Simmons directly. As sole trustee of the Trusts, Harold C. Simmons has the power to vote and direct the disposition of the shares of Contran common stock held by each of the Trusts. Mr. Simmons, however, disclaims beneficial ownership of all Contran shares held by the Trusts.

     The Combined Master Retirement Trust (the "Master Trust") holds approximately 0.1% of the outstanding shares of Valhi Common Stock and Tremont Common Stock. Valhi established the Master Trust to permit the collective investment by master trusts that maintain the assets of certain employee benefit plans Valhi and related companies adopt. Harold C. Simmons is the sole trustee of the Master Trust and a member of the trust investment committee for the Master Trust. Valhi's Board of Directors select the trustee and members of the trust investment committee for the Master Trust. Harold C. Simmons and Glenn R. Simmons are members of Valhi's Board of Directors and are participants in one or more of the employee benefit plans which invest through the Master Trust. Each of such persons, however, disclaims beneficial ownership of the shares of Valhi Common Stock and Tremont Common

     Stock held by the Master Trust, except to the extent of his individual vested beneficial interest in the assets held by the Master Trust.

     Harold C. Simmons is Chairman of the Board of NL, a director of Tremont, and Chairman of the Board and Chief Executive Officer of Contran, Dixie Rice, Southwest, Dixie Holding, NOA, National, VGI and Valhi. By virtue of the holding of such offices, the stock ownership and his service as trustee, all as described above, (a) Mr. Simmons may be deemed to control such entities, and (b) Mr. Simmons, and certain of such entities may be deemed to possess indirect beneficial ownership of the Common Stock directly beneficially owned by Valhi and Tremont and the shares of Valhi Common Stock and Tremont Common Stock held by Contran and its subsidiaries. However, Mr. Simmons disclaims beneficial ownership of the shares of Common Stock, Valhi Common Stock and Tremont Common Stock beneficially owned, directly and indirectly, by such entities except to the extent of his individual vested beneficial interest in the assets held by the Master Trust.

     The shares of Valhi Common Stock described above as beneficially owned by Contran include approximately 0.4% of the outstanding Valhi Common Stock that is directly held by the Contran Deferred Compensation Trust No. 2 (the "CDCT No. 2"). Boston Safe Deposit and Trust Company serves as trustee of the CDCT No. 2 (the "Trustee"). Contran established the CDCT No. 2 as an irrevocable "rabbi trust" to assist Contran in meeting certain deferred compensation obligations that it owes to Harold C. Simmons. If the CDCT No. 2 assets are insufficient to satisfy such obligations, Contran must satisfy the balance of such obligations. Pursuant to the terms of the CDCT No. 2, Contran (i) retains the sole power to vote the Valhi Common Stock held by the CDCT No. 2, (ii) retains dispositive power over such shares, and (iii) may be deemed the indirect beneficial owner of such shares. However, Mr. Simmons disclaims such beneficial ownership of the shares beneficially owned by the CDCT No. 2, except to the extent of his interest as a beneficiary of CDCT No. 2.

     The Foundation directly holds approximately 3.1% of the outstanding Tremont Common Stock and 0.5% of the outstanding Valhi Common Stock. The Foundation is a tax-exempt foundation organized for charitable purposes. Harold C. Simmons is the chairman of the board and chief executive officer of the Foundation and may be deemed to control the Foundation. Mr. Simmons,
     however,   disclaims  beneficial  ownership  of  any  shares  held  by  the
     Foundation.

     Valmont Insurance Company ("Valmont") and a subsidiary of the Company directly own 1,000,000 shares and 1,186,200 shares, respectively, of Valhi common stock. Valhi holds 100% of the outstanding common stock of Valmont. Pursuant to Delaware law, Valhi treats the shares of Valhi common stock owned by Valmont and the subsidiary of the Company as treasury stock for voting purposes and for the purposes of this footnote are not deemed outstanding.

     The business address of VGI, National, NOA, Dixie Holding, the CMRT, the Foundation and Contran is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697. The business address of Dixie Rice is 600 Pasquiere Street, Gueydan, Louisiana 70542. The business address of Southwest is 402 Canal Street, Houma, Louisiana 70360.

(4) The shares of Common Stock shown as beneficially owned include (i) 205,800 shares of Common Stock which Joseph S. Compofelice has the right to acquire by exercise of options within 60 days of the Record Date under the 1989 and 1998 Long-Term Performance Incentive Plans of NL Industries, Inc. (the "1989 Incentive Plan" and the "1998 Incentive Plan", respectively, and together the "Incentive Plans"), (ii) 7,916 shares credited to Mr. Compofelice's account under the NL Industries, Inc. Retirement Savings Plan (the "Savings Plan"), and (iii) 45,000 shares held by Mr. Compofelice and his wife as joint tenants.

(5) The shares of Common Stock shown as beneficially owned include (i) 493,000 shares of Common Stock which J. Landis Martin has the right to acquire by exercise of options within 60 days of the Record Date under the Incentive Plans and (ii) 17,631 shares credited to Mr. Martin's account under the Savings Plan.

(6) The shares of Common Stock shown as beneficially owned include (i) 6,000 shares of Common Stock which Kenneth R. Peak has the right to acquire by exercise of options within 60 days of the Record Date pursuant to the NL Industries, Inc. 1992 Non-Employee Director Stock Option Plan (the "Director Plan") and the 1998 Incentive Plan and (ii) 21 shares of Common Stock held by Mr. Peak's wife with respect to which Mr. Peak disclaims beneficial ownership.

(7) The shares of Common Stock shown as beneficially owned include 4,000 shares which Glenn R. Simmons has the right to acquire by exercise of options within 60 days of the Record Date under the 1998 Incentive Plan.

(8) The shares of Common Stock shown as beneficially owned by Harold C. Simmons include 69,475 shares held by Mr. Simmons' wife with respect to which beneficial ownership is disclaimed by Mr. Simmons and 4,000 shares which Mr. Simmons has the right to acquire by exercise of options within 60 days of the Record Date under the 1998 Incentive Plan.

(9) The shares of Common Stock shown as beneficially owned include 209,800 shares of Common Stock which Dr. Lawrence A. Wigdor has the right to acquire by exercise of options within 60 days of the Record Date under the Incentive Plans.

(10) The shares of Common Stock shown as beneficially owned include (i) 82,200 shares of Common Stock which Susan E. Alderton has the right to acquire by exercise of options within 60 days of the Record Date under the Incentive Plans, and (ii) 12,065 shares credited to Ms. Alderton's account under the Savings Plan.

(11) The shares of Common Stock shown as beneficially owned include (i) 99,600 shares of Common Stock which David B. Garten has the right to acquire by exercise of options within 60 days of the Record Date under the Incentive Plans, and (ii) 15,763 shares credited to Mr. Garten's account under the Savings Plan.

(12) The shares of Common Stock shown as beneficially owned include (i) 43,000 shares of Common Stock which Robert D. Hardy has the right to acquire by exercise of options within 60 days of the Record Date under the Incentive Plans, (ii) 5,326 shares credited to Mr. Hardy's account under the Savings Plan, and (iii) 12,500 shares held by Mr. Hardy and his wife as joint tenants.


     Ownership of Valhi and Tremont Common Stock. The following table and accompanying notes set forth as of the Record Date (i) the beneficial ownership, as defined above, of Valhi Common Stock held by (a) each director or nominee for director of NL, (b) each executive officer of NL listed in the Summary Compensation Table below, and (c) all executive officers and directors of NL as a group, and (ii) the beneficial ownership, as defined above, of Tremont Common Stock held by (a) each director or nominee for director of NL, and (b) each executive officer of NL listed in the Summary Compensation Table below, and (c) all executive officers and directors of NL as a group. See note (3) to the table following the caption "Ownership of NL Common Stock" above, for information concerning individuals and entities who may be deemed to indirectly beneficially own those shares of Common Stock directly beneficially held by Tremont and Valhi. Except as described in note (3) above and the table below and the accompanying notes, no equity securities of NL's parent companies are beneficially owned by any director, nominee for director or executive officer of NL. All information is taken from or based upon ownership filings made by such persons with the Commission or information provided by such persons to NL.


                                   Tremont Common Stock                Valhi Common Stock
                                -----------------------------      -------------------------------
                                 Amount and                         Amount and
                                 Nature of                          Nature of
            Name of              Beneficia         Percent          Beneficial          Percent
      Beneficial Owner           Ownership(1)    of Class (2)       Ownership (1)     of Class (2)
      ----------------           ------------    ------------       -------------     ------------

Joseph S. Compofelice             5,000(3)           --                -0-                --
J. Landis Martin                210,428(4)          3.2%            25,000                --
Kenneth R. Peak                     -0-              --                -0-                --
Glenn R. Simmons                    534(5)(10)       --            423,183(5)(9)(10)      --
Harold C. Simmons                 3,747(5)(6)        --            630,383(5)(9)(11)      --
General Thomas P. Stafford         4,000(7)          --                -0-                --
Dr. Lawrence A. Wigdor              -0-              --                -0-                --
Susan E. Alderton                 7,011(12)          --                -0-                --
David B. Garten                  12,000(8)           --                -0-                --
Robert D. Hardy                     318              --                -0-                --
All directors and executive
   officers of the Company      243,038(3)(4)(5)    3.8%         1,078,566(5)(9)          --
   as a group (10 persons)            (6)(7)(8)(12)                  (10)(11)


--------------

(1)  All beneficial ownership is sole and direct unless otherwise noted.

(2) No percent of class is shown for holdings of less than 1%. For purposes of calculating the percent of class owned 1,186,200 shares of Valhi Common Stock held by a subsidiary of NL and 1,000,000 shares of Valhi Common Stock held by Valmont are excluded from the amount of Valhi Common Stock. The Company understands that, pursuant to Delaware law, Valhi treats these excluded shares as treasury stock for voting purposes.

(3) The shares of Tremont Common Stock shown as beneficially owned by Joseph S. Compofelice represent 5,000 shares Mr. Compofelice has the right to acquire by the exercise of options within 60 days of the Record Date.

(4) The shares of Tremont Common Stock shown as beneficially owned by J. Landis Martin include 60,000 shares of Tremont Common Stock which Mr. Martin has the right to acquire by exercise of options within 60 days of the Record Date and 520 shares held by the trustee for the benefit of Mr. Martin under the Savings Plan. Such shares also include 1,800 shares held by Mr. Martin's wife, 2,400 shares held by the Martin Children's Trust No. II for which Mr. Martin is the sole trustee and 100 shares held by one of Mr. Martin's daughters, with respect to all of which beneficial ownership is disclaimed by Mr. Martin.


(5) Excludes certain shares which may be deemed to be indirectly beneficially owned by such individual as to which he disclaims beneficial ownership. See note (3) to the table following "Ownership of NL Common Stock" above.

(6) The shares of Tremont Common Stock shown as beneficially owned by Harold C. Simmons consist of 3,747 shares held by Mr. Simmons' wife with respect to which beneficial ownership is disclaimed by Mr. Simmons.

(7) The shares of Tremont Common Stock shown as beneficially owned by Thomas P. Stafford include 4,000 shares which General Stafford has the right to acquire by exercise of options within 60 days of the Record Date.

(8) The shares of Tremont Common Stock shown as beneficially owned by David B. Garten include 11,500 shares which Mr. Garten has the right to acquire by exercise of options within 60 days of the Record Date.

(9) Includes shares that such person or group could acquire upon the exercise of stock options within 60 days of the Record Date. During such 60-day period, options for 550,000 shares of Valhi Common Stock are exercisable by Harold C. Simmons and options for 420,000 shares of Valhi Common Stock are exercisable by Glenn R. Simmons, all of which shares are included in the amount outstanding for purposes of calculating the percent of class owned by such persons.

(10) Includes 2,383 shares of Valhi Common Stock and 515 shares of Tremont Common Stock held in Glenn R. Simmons' individual retirement account. The Valhi shares also include 800 shares held in a retirement account for Mr. Simmons' wife, with respect to all of which beneficial ownership is disclaimed by Mr. Simmons.

(11) Includes 77,000 shares of Valhi Common Stock held by Harold C. Simmons' wife, with respect to which beneficial ownership is disclaimed by Mr. Simmons.

(12) The shares of Tremont Common Stock shown as beneficially owned by Susan E. Alderton include 6,500 shares which Ms. Alderton has the right to acquire by exercise of options within 60 days of the Record Date and 11 shares held by the trustee for the benefit of Ms. Alderton under the Savings Plan.


     The Company understands that Valhi, Tremont and related entities may consider acquiring or disposing of shares of Common Stock through open-market or privately negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of the Common Stock in the market, an assessment of the business of and prospects for the Company, financial and stock market conditions and other factors deemed relevant by such entities. The Company does not presently intend, and understands that neither Valhi nor Tremont presently intends, to engage in any transaction or series of transactions that would result in the Common Stock becoming eligible for termination of registration under the Securities Exchange Act of 1934, as amended, or ceasing to be traded on a national securities exchange.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors, and persons who own beneficially more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Commission, the New York Stock Exchange, the Pacific Exchange and the Company. Based solely on a review of copies of the Section 16(a) reports furnished to the Company and written representations by certain reporting persons, the Company believes that all of the Company's executive officers, directors and greater than 10% beneficial owners filed on a timely basis all reports required during and with respect to the fiscal year ended December 31, 1999.



                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
                              AND OTHER INFORMATION


Compensation of Directors

     During 1999, fees were paid to each director who was not an employee of the Company or a subsidiary of the Company. Fees consisted of an annual retainer of $15,000, payable in quarterly installments and 1,000 shares of Common Stock granted pursuant to the 1998 Incentive Plan, plus an attendance fee of $1,000 for each meeting of the Board or a committee at which the director was present. Such directors also received a fee of $1,000 per day for each day spent on NL business at the request of the Board or the Chairman of the Board, other than the day of Board or committee meetings. Directors are reimbursed for reasonable expenses incurred in attending Board of Directors and committee meetings. If any director who is not an officer or employee of NL or any subsidiary or affiliate of NL dies while in active service, his designated beneficiary or estate will be entitled to receive a life insurance benefit equal to the annual retainer then in effect. Directors receiving fees for serving on the Board of Directors in 1999 were Messrs. Compofelice, Peak, G. Simmons, H. Simmons, and former director Admiral Elmo R. Zumwalt. See "Certain Relationships and Transactions." In addition, General Stafford receives an annual payment of $15,000 as a result of his service on the Board in the period prior to 1987.

     In 1999, Messrs. Compofelice, Peak, G. Simmons, H. Simmons, and Admiral Zumwalt were each granted an option pursuant to the 1998 Incentive Plan to purchase 2,000 shares of Common Stock at an exercise price of $12.5625 per share, representing the last reported sales price of Common Stock on the New York Stock Exchange Composite Tape on the date of the grant. These options become exercisable one year after the date of grant and expire on the fifth anniversary following the date of the grant.

Summary of Cash and Certain Other Compensation of Executive Officers

     The Summary Compensation Table set forth below provides certain summary information concerning annual and long-term compensation paid or accrued by the Company to or on behalf of its Chief Executive Officer and each of its other four most highly compensated executive officers for services rendered during the years ended December 31, 1999, 1998 and 1997.


                                                      SUMMARY COMPENSATION TABLE

                                                                                                        Long Term
                                          Annual Compensation (1)                                   Compensation (1)
                                          -----------------------                                        Awards
                                                                                                    ----------------

                                                                                    Other      Restricted Securities
Name and                                                                            Annual        Stock   Underlying   All Other
Principal Position                  Year      Salary         Bonus (2)           Compensation    Awards   Options     Compensation
                                               ($)              ($)                 (3)($)        ($)        (#)         (5)($)
-------------------------           ----      -------        ----------            ------        ------   ----------  ------------
J. Landis Martin                    1999      500,000         500,000              17,435         -0-      99,000       125,320
President and Chief                 1998      500,000        2,750,000             19,742         -0-     120,000       328,520
Executive Officer (4)               1997      500,000         750,000                 -0-         -0-      90,000        19,520

Dr. Lawrence A. Wigdor              1999      650,000         650,000               8,833         -0-      99,000       171,073
Executive Vice President            1998      650,000        2,175,000             11,125         -0-      90,000       277,987
                                    1997      550,000         825,000                 121         -0-      75,000        25,804

Susan E. Alderton                   1999      225,000         225,000                 -0-         -0-      45,000        52,944
Vice President,                     1998      212,813         419,200                 -0-         -0-      30,000        49,883
Chief Financial Officer,            1997      178,500         166,800                 -0-         -0-      30,000        14,765
and Treasurer

David B. Garten                     1999      325,000         325,000                 -0-         -0-      45,000        69,427
Vice President, General Counsel     1998      250,000         575,000                 -0-         -0-      45,000        84,408
and Secretary                       1997      250,000         375,000                 -0-         -0-      45,000        18,013

Robert D. Hardy                     1999      200,000         147,500                 -0-         -0-      30,000        34,531
Vice President and                  1998      170,000         385,300                 -0-         -0-      30,000        44,424
Controller                          1997      130,000          84,500                 -0-         -0-      30,000        19,724



(1) No payouts under any long-term incentive plans (as defined by applicable federal securities regulations) were made during 1999, 1998 or 1997. Therefore the column for such compensation otherwise required by applicable federal securities regulations has been omitted.

(2) In 1998, amounts paid pursuant to the Variable Compensation Plan and special discretionary bonuses paid in view of contributions to the sale of the Company's rheological additives business. See "Compensation Committee's Report on Executive Compensation" below.

(3) Amount which exceeds 120% of the applicable federal long-term interest rate accrued on deferred compensation.

(4) During 1999, 1998 and 1997, Mr. Martin also served as an executive officer of Tremont and TIMET. Mr. Martin is expected to continue to serve as an executive officer of NL, TIMET and Tremont in 2000 and to be compensated directly by NL for services to NL and by TIMET for services to TIMET and Tremont. Mr. Martin is expected to continue to devote approximately one-half of his working time to his duties as President and Chief Executive Officer of NL. See "Certain Relationships and Transactions."

(5) For 1999 represents (i) $6,493, $924, $1,827, and $801 of life insurance premiums paid by the Company for the benefit of Dr. Wigdor, Ms. Alderton, and Messrs. Garten and Hardy respectively, (ii) a contribution of $6,400 to the account of each of the named executive officers under the Savings Plan,
     (iii) a contribution of $11,680,  $7,200,  $9,920, $7,200 and $4,800 to the
     Savings Plan accounts of Dr. Wigdor, Ms. Alderton and Messrs. Martin, Garten and Hardy respectively, as a pension contribution, and (iv) $146,500, $38,420, $109,000, $54,000 and $22,530 accrued by the Company in unfunded accounts for the benefit of Dr. Wigdor, Ms. Alderton and Messrs. Martin, Garten, and Hardy, respectively, under the NL Supplemental Executive Retirement Plan ("SERP"). For 1998 represents: (i) $5,207, $672, $1,108 and $574 of life insurance premiums paid by the Company for the benefit of Dr. Wigdor, Ms. Alderton, and Messrs. Garten and Hardy respectively, (ii) a contribution of $7,500 to the account of Ms. Alderton and $9,600 to the account of each of the other named executive officers under the Savings Plan, (iii) a contribution of $11,680, $7,200, $9,920, $7,200 and $4,800 to the Savings Plan accounts of Dr. Wigdor, Ms. Alderton and Messrs Martin, Garten and Hardy respectively, as a pension contribution, and (iv) $251,500, $34,511, $309,000, $66,500 and $29,450
     accrued by the company in unfunded accounts for the benefit of Dr. Wigdor, Ms. Alderton, and Messrs. Martin, Garten and Hardy, respectively, under the SERP. For 1997 represents: (i) $4,524, $440, $1,213 and $527 of life insurance premiums paid by the Company for the benefit of Dr. Wigdor, Ms. Alderton, and Messrs. Garten and Hardy, respectively, (ii) a contribution of $7,125 to the account of Ms. Alderton and $9,600 to the account of each of the other named executive officers under the Savings Plan, and (iii) a contribution of $11,680, $7,200, $9,920, $7,200 and $9,597 to the Savings
     Plan accounts of Dr. Wigdor, Ms. Alderton and Messrs. Martin, Garten and Hardy respectively, as a pension contribution.

Stock Option Grants

     The following table provides information with respect to the individual stock option grants to the executive officers named in the Summary Compensation Table set forth above under the 1998 Incentive Plan during fiscal year 1999.

                                           OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                      Potential Realizable Value at
                                                                                                         Assumed Rates of Stock
                                                 Percent of Total    Exercise or                            Appreciation for
                        Number of Securities     Options Granted        Base                                 Option Term (3)
                         Underlying Options       to Employees in      Price(2)   Expiration
     Name                  Granted (#)(1)           Fiscal Year       ($/Share)      Date                5% ($)            10% ($)
     ----                  --------------           -----------       ---------   ----------           -------            --------
J. Landis Martin              33,000                  24.1%          $12.1875     5/04/09              252,934            640,983
                              33,000                                 $13.6875                          203,434            591,483
                              33,000                                 $15.1875                          153,934            541,983


Lawrence A. Wigdor            33,000                  24.1%          $12.1875     5/04/09              252,934            640,983
                              33,000                                 $13.6875                          203,434            591,483
                              33,000                                 $15.1875                          153,934            541,983


Susan E. Alderton             15,000                  11.0%          $12.1875     5/04/09              114,970            291,356
                              15,000                                 $13.6875                           92,470            268,856
                              15,000                                 $15.1875                           69,970            246,356


David B. Garten               15,000                  11.0%          $12.1875     5/04/09              114,970            291,356
                              15,000                                 $13.6875                           92,470            268,856
                              15,000                                 $15.1875                           69,970            246,356


Robert D. Hardy               10,000                   7.3%          $11.2813     2/10/09               70,947            179,795
                              10,000                                 $12.7813                           55,947            164,795
                              10,000                                 $14.2813                           40,947            149,795

(1) Grants of options to purchase shares of Common Stock under the Incentive Plan vest over five years from the date of grant, at a rate of 40% on the second anniversary of the date of grant, and 20% on each of the next three succeeding anniversary dates. The options expire on the tenth anniversary date of the date of grant.

(2) Exercise price for the first tranche of stock is equal to the mean of the high and low prices of the Common Stock on the New York Stock Exchange Composite Tape on the date of grant; exercise prices of the second and third tranches are equal to the foregoing mean price on the date of grant plus $1.50 and $3.00, respectively.

(3) Pursuant to the rules of the Commission, these amounts reflect the calculations at assumed 5% and 10% appreciation rates. Such calculations are not intended to forecast future appreciation, if any, and do not necessarily reflect the actual value, if any, that may be realized. The actual value of such options, if any, would be realized only upon the exercise of such options and depends upon the future performance of the Common Stock. No assurance can be made that the amounts reflected in these columns will be achieved. The potential realizable value was computed as the difference between the appreciated value (at the end of the ten-year term of the options) of the Common Stock into which the listed options are exercisable and the aggregate exercise price of such options. The appreciated value per share at the end of the ten-year term would be $18.38 and $29.26 at the assumed 5% and 10% rates, respectively, with respect to options granted to Mr. Hardy and $19.85 and $31.61 at the assumed 5% and 10% rates, respectively, with respect to options granted to the other named executive officers.

Stock Option Exercises and Holdings

     The following table provides information with respect to the executive officers named in the Summary Compensation Table, as set forth above, concerning the exercise of options during the last fiscal year and the value of unexercised options held as of December 31, 1999. One of those executive officers exercised options during 1999 as shown in the table below. No stock appreciation rights have been granted under the Incentive Plans.


                                  AGGREGATED OPTION EXERCISES IN 1999 AND 12/31/99 OPTION VALUES

                                                                             Number of Securities
                                                                            Underlying Unexercised      Value of Unexercised In-the-
                        Shares Acquired on                                  Options at 12/31/99(#)       Money Options at 12/31/99
      Name              Exercise (#)           Value Realized ($)         Exercisable/Unexercisable    ($) Exercisable/Unexercisable
      ----              ---------------        ------------------         -------------------------    -----------------------------
J. Landis Martin             -0-                    -0-                         418,000/291,000               1,904,438/232,155

Lawrence A. Wigdor           -0-                    -0-                         301,600/248,400                 589,517/216,324

Susan E. Alderton            -0-                    -0-                           62,400/96,600                  261,677/93,501

David B. Garten              -0-                    -0-                         145,200/121,800                 272,075/108,708

Robert D. Hardy              12,500                 28,594                        22,200/81,800                  45,366/104,603



Pension Plan

     The Retirement Program of NL Industries, Inc. for its U.S. employees (the "Pension Plan") provides lifetime retirement benefits to eligible employees. In February 1996, the Company approved the suspension of all future accruals under the salaried component of the Pension Plan effective as of March 31, 1996 (the "Suspension Date"). Salaried employees who were at least 21 years of age became eligible to participate in the Pension Plan if they completed at least five months of service (as defined in the Pension Plan) in a specified twelve-month period prior to the Suspension Date. Annually, prior to the Suspension Date, the Board established, in its discretion, the amount of an employee's annual pension benefit for the year based primarily on the employee's total eligible earnings for that year and the Company's financial performance in relationship to its annual operating plan for the previous year. To the extent that the minimum, target, or maximum level of operating income performance were achieved, the employee earned an annual benefit equal to 1%, 2% or 3%, respectively, of such employee's total base salary and bonus, up to the limits set forth in the Internal Revenue Code. See "Compensation Committee's Report on Executive Compensation - Variable Compensation Plan" below. Such pension benefits are payable upon retirement and attainment of ages specified in the Pension Plan. The Pension Plan covers each executive officer named in the Summary Compensation Table set forth above. No amounts were paid or distributed to any of the named executive officers in 1999. The estimated accrued annual benefits payable upon retirement at normal retirement age for Dr. Wigdor, Ms. Alderton, and Messrs. Martin, Garten, and Hardy are $29,439, $34,419, $50,277, $26,410, and $12,348, respectively.

Severance Agreements

     Mr. Martin has entered into an executive severance agreement with the Company which provides that he may be terminated at any time by action of the Board of Directors. The executive severance agreement also provides that the following payments shall be made to Mr. Martin in the event Mr. Martin's employment is terminated by the Company without cause (as defined in the agreement) or Mr. Martin terminates his employment with the Company for good reason (as defined in the agreement): (i) two times Mr. Martin's annual base salary plus target bonus (which target bonus shall not be less than the amount of his annual salary); (ii) accrued salary and bonus through the date of termination; and (iii) certain other benefits. The agreement provides that it shall be in effect through December 31, 2000.

     Dr. Wigdor has entered into an executive severance agreement with the Company which provides that he may be terminated at any time by action of the Board of Directors. The executive severance agreement also provides that the following payments shall be made to Dr. Wigdor in the event Dr. Wigdor's employment is terminated by the Company without cause (as defined in the agreement) or Dr. Wigdor terminates his employment with the Company for good reason (as defined in the agreement): (i) the greater of two times Dr. Wigdor 's annual base salary plus target bonus (which target bonus shall not be less than the amount of his annual salary) or Dr. Wigdor's actual salary and bonus for the two years prior to termination; (ii) accrued salary and bonus through the date of termination; (iii) an amount in cash or Common Stock equal to the fair market value of outstanding stock options granted to Dr. Wigdor in excess of the exercise price and unvested restricted stock grants; (iv) an amount equal to unvested Company contributions together with an amount equal to the Company's matching contributions to Dr. Wigdor's account under the Savings Plan for a period of two years; (v) an amount equal to the vested and unvested portions of Dr. Wigdor's account under the SERP; and (vi) certain other benefits. This agreement is automatically extended for a one-year term commencing each January 1, unless the Company and Dr. Wigdor agree otherwise in writing.


            COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

     The Company's Management Development and Compensation Committee (the "MDC Committee") consists of individuals who are neither officers nor employees of the Company or its subsidiaries and who are not eligible to participate in any of the employee benefit plans administered by the MDC Committee.

         The MDC Committee reviews and recommends compensation policies and practices related to the Company's executive officers. The MDC Committee also was responsible for reviewing and approving all compensation actions during 1999, including stock-based compensation, involving the Company's executive officers. However, any action in connection with the Chief Executive Officer's (the "CEO") base salary is reviewed and approved by the Board after recommendation by the MDC Committee. See "Meetings and Committees."

     The Company's executive compensation system generally consists of three primary components: base salary, annual variable compensation provided by the Variable Compensation Plan, and the grant of stock options, restricted stock and/or stock appreciation rights. Through the use of the foregoing, the Committee seeks to achieve a balanced compensation package that will attract and retain high-quality key executives, appropriately reflect each such executive officer's individual performance, contributions, and general market value, and provide further incentives to the officers to maximize annual operating performance and long-term shareholder value.

Base Salaries

         The MDC Committee reviews recommendations by the CEO regarding changes in base salaries for executive officers. These recommendations are made by the CEO after consultation with the Chairman of the Board. Reviews regarding changes in the base salaries of executive officers occur no more frequently than annually. When recommendations regarding changes in base salary levels are made by the CEO, the MDC Committee may take such actions, including any modifications, as it deems appropriate. The CEO's recommendations and the MDC Committee's actions in 1999 were based primarily on a subjective evaluation of past and potential future individual performance and contributions, and alternative opportunities that might be available to the executives in question. The Committee also had available to it compensation data from companies employing executives in positions similar to those whose salaries were being reviewed as well as market conditions for executives in general with similar skills, background and performance levels, both inside and outside of the chemicals industry (such companies may include companies contained in the peer group index plotted on the Performance Graph following this report), and other companies with similar financial and business characteristics as the Company, or where the executive in question has similar responsibilities. In 1999, the MDC Committee approved a base annual salary increase for Mr. Garten from $250,000 to $325,000, and a base salary increase for Mr. Hardy from $170,000 to $200,000. No action was taken with respect to the base salaries of any of the other named executive officers of the Company.

Variable Compensation Plan

     Awards under the Variable Compensation Plan constitute a significant portion of an executive's potential annual cash compensation (between 0% and 150% of base salary for the CEO and certain executive officers). Awards are based primarily on Kronos achieving annual predetermined operating income goals and secondarily, with respect to Mr. Hardy, on individual performance. The Company's management makes recommendations to the Board regarding the operating income plan for the year after reviewing market conditions and the Company's operations, competitive position, marketing opportunities, and strategies for maximizing financial performance. The Board approves this recommendation with modifications it deems appropriate. Based on the business plan for the year, the MDC Committee sets the Company's and its business segment's operating income goals at three levels which are designed to help focus the Company's executives on achieving superior annual operating results in light of existing conditions: a threshold level, which is the minimum operating income level for any award to be made under the Variable Compensation Plan (the "Minimum Level"), a target level (the "Target Level"), and a maximum level (the "Maximum Level"). The Variable Compensation Plan, in combination with base salary, is designed to result in executive officers and other eligible participants receiving annual cash compensation below competitive compensation levels if the Minimum Level is not achieved.

     Pursuant to the Variable Compensation Plan, if operating income is below the Minimum Level, no variable compensation is paid. If the Minimum Level is met, executive officers are eligible to receive variable compensation payments that in 1999 ranged between 14% and 60% of base salary, depending on the executive. If the Target Level is reached, the range of variable compensation payments is higher, and in 1999 ranged between 22% and 100% of base salary, depending on the executive. If the Maximum Level is reached or exceeded, executives are eligible to receive the highest variable compensation payments, and in 1999 the range of payments for which executives were eligible was between 35% and 150% of base salary, depending on the executive. In view of the achievement of operating income above the Maximum Level during 1998, in 1999 the MDC Committee approved Maximum Level payments under the Variable Compensation Plan to the executive officers, including the CEO. Such awards to the CEO and the four other highest paid executive officers under the Variable Compensation Plan are reported in the bonus column in the Summary Compensation Table set forth above. In addition, target levels for operating income performance were utilized by the MDC Committee and the Board, as applicable, for determining the contributions by the Company to the accounts of eligible participants, including the CEO and the executive officers, under the Savings Plan, the Pension Plan, and the SERP. See "Pension Plan" above.

Stock-Based Compensation

     The 1998 Incentive Plan further supports the goal of maximizing long-term shareholder value by providing for stock-based compensation, the value of which is directly related to increases in shareholder value. Stock option grants, in particular, are considered a significant element of the Company's total compensation package for the CEO and the other executive officers of the Company. The Committee believes that compensation linked to stock price performance helps focus the executives' attention on management of the Company from the shareholders' perspective.

     Option grants are intended to provide incentives to increase shareholder value in the future and to reward past performance by the executive. In 1999, the MDC Committee reviewed recommendations by the CEO regarding option grants to executive officers other than the CEO. Options were granted to executive officers, including the CEO, in the MDC Committee's discretion based on a subjective evaluation regarding each executive's performance and responsibilities. In 1999, the MDC Committee included in its determination regarding the number of options to be granted to each executive officer, including the CEO, the amount and terms of options already held by such officers. Grants made in 1999 are reported in the Option Grants in Last Fiscal Year Table set forth above.

     To help assure a focus on long-term creation of shareholder value, the MDC Committee granted ten year options, which vest 40%, 60%, 80% and 100% on the second, third, fourth and fifth anniversary dates of the date of grant, respectively. In 1999 the MDC Committee granted options in three exercise-price tranches. One-third of such options granted in 1999 are exercisable at the fair market value of the Common Stock on the date of grant. The remaining two-thirds of the options are exercisable at levels that are above the market price on the date of grant. See the Summary Compensation Table above. Although permitted under the Incentive Plan, the MDC Committee in 1999 did not make or recommend any grants of restricted stock, stock appreciation rights or other equity-based awards.

     To encourage growth in shareholder value, the MDC Committee believes that executives who are in a position to make a substantial contribution to the long-term success of the Company should have a significant stake in its ongoing success. The MDC Committee has established goals for minimum Common Stock ownership for executive officers to encourage executives to build their Common Stock ownership. The MDC Committee intends to take into consideration in making grants of stock options, among other things, whether or not an executive has achieved his or her ownership goals, with a new executive being allowed a period of 5 years over which to meet his or her goal. The table below shows the goals for the Company's current executive officers at year-end 1999 for minimum Common Stock ownership and year-end market value of the actual share ownership (excluding unexercised options) as a multiple of 1999 base salary.

                                               Year-end Market Value of Share
                                          Ownership as a Multiple of Base Salary

                                                      Actual              Goal
President and Chief Executive Officer                  6.9X                4X
Executive Vice President                               2.7X                3X
Vice Presidents:  Chief Financial Officer              3.6X                3X
                  General Counsel                      2.8X                3X
                  Controller                           1.3X                2X



Special Discretionary Bonuses

     Apart from the Variable Compensation Plan, the MDC Committee may award other bonuses as the Committee deems appropriate from time to time under its general authority or under a separate discretionary plan. During 1999 the Committee made no such awards.

Tax Code Limitation on Executive Compensation Deductions

     In 1993, Congress amended the Internal Revenue Code to impose a $1 million deduction limit on compensation paid to the CEO and the four other most highly compensated executive officers of public companies, subject to certain transition rules and exceptions for compensation received pursuant to non-discretionary performance-based plans approved by such company's shareholders. In 1996, the Board and the Company's shareholders approved amendments to the Company's Variable Compensation Plan and Incentive Plan which permit compensation paid or awards or grants made to executives pursuant to such plans to continue to qualify for deductibility by the Company.

     The foregoing report on executive compensation has been furnished by the Company's MDC Committee of the Board of Directors.

                         Mr. Kenneth R. Peak (Chairman)
                           General Thomas P. Stafford

                                PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly change in the cumulative total shareholder return on the Common Stock against the cumulative total return of the S & P Composite 500 Stock Index and the S & P Chemicals Index for the period commencing December 31, 1994 and ending December 31, 1999. The graph shows the value at December 31 of each year assuming an original investment of $100 and reinvestment of dividends and other distributions to shareholders.

     [GRAPHIC OMITTED - GRAPH DESCRIPTION] a line graph plotting the points shown in the chart below which compares the yearly percentage change in the cumulative total shareholder return on the Common Stock against the cumulative total return of the S & P Composite 500 Stock Index and S & P Chemical Index for the period commencing December 31, 1994 and ending December 31, 1999.



                            1994      1995     1996      1997      1998    1999
                            ----      ----     ----      ----      ----    ----
NL Industries, Inc.         $100      $ 96     $ 88      $111      $116    $125
S & P 500                   $100      $138     $169      $226      $290    $351
S & P Chemicals Index       $100      $131     $173      $212      $193    $253



                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

Relationships with Related Parties

     As set forth under the caption "Security Ownership," Harold C. Simmons, through Valhi and Tremont, may be deemed to control NL. The Company and other entities that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, joint ventures, partnerships, loans, options, advances of funds on open account, and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties, and (b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases, and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions which resulted in the acquisition by one related party of a publicly-held equity interest in another related party. The Company from time to time considers, reviews and evaluates, and understands that Contran, Valhi and related entities consider, review and evaluate, such transactions. Depending upon the business, tax and other objectives then relevant, including, without limitation, restrictions under certain indentures and other agreements of the Company, it is possible that the Company might be a party to one or more such transactions in the future. It is the policy of the Company to engage in transactions with related parties on terms, in the opinion of the Company, no less favorable to the Company than could be obtained from unrelated parties.

     Harold C. Simmons and Glenn R. Simmons, each a director of NL, are also directors of Valhi and Contran. Each of the foregoing persons and Mr. Martin, General Stafford, and Ms. Alderton are directors of Tremont. Mr. Martin, the Company's President and Chief Executive Officer, serves as an executive officer and director of Tremont and TIMET. Mr. Compofelice serves as a director of TIMET and assistant treasurer of the

Company and served as an executive officer of Tremont and TIMET until 1998. In addition, Mr. Compofelice served as an executive officer of Valhi in 1998. General Stafford serves as director of TIMET. Mr. Garten serves as assistant secretary of Tremont, and Mr. Hardy serves as assistant treasurer of Tremont and TIMET. Such persons served in their current capacities in 1999 and expect to continue to serve in their current capacities in 2000. Such management interrelationships and the existing intercorporate relationships may lead to possible conflicts of interest. These possible conflicts may arise from the duties of loyalty owed by persons acting as corporate fiduciaries of two or more companies under circumstances where such companies may have adverse interests. Mr. Martin devotes approximately one-half of his working time to NL and the remainder of his working time to TIMET and Tremont. See "Certain Contractual Relationships and Transactions" below.

     Although no specific procedures are in place that govern the treatment of transactions among the Company, Valhi, TIMET, Tremont and related entities, the boards of directors of the Company, Valhi, TIMET and Tremont include one or more members who are not officers or directors of any other entity that may be deemed to be related to the Company. Additionally, under applicable principles of law, in the absence of shareholder ratification or approval by directors of the Company who may be deemed disinterested, transactions involving contracts among the Company and any other companies under common control with the Company must be fair to all companies involved. Furthermore, each director and officer of the Company owes fiduciary duties of good faith and fair dealing with respect to all shareholders of the company or companies for which they serve.


Certain Contractual Relationships and Transactions

     Intercorporate Services Agreements. The Company and Contran are parties to an intercorporate services agreement (the "Contran ISA") whereby Contran makes available to the Company the services of Harold C. Simmons to consult with the Company and assist in the development and implementation of the Company's strategic plans and objectives. The services do not include major corporate acquisitions, divestitures and other special projects outside the scope of the Company's business as it has been conducted in the past. NL paid Contran approximately $950,00 in 1999 for services pursuant to the Contran ISA and expects to pay approximately the same amount in 2000 for such services. The Contran ISA is subject to automatic renewal and may be terminated by either party pursuant to a written notice delivered 30 days prior to a quarter-end. The Company will continue to pay directors' fees and expenses separately to Harold
C. Simmons. See "Compensation of Directors and Executive Officers and Other Information" above.

     The Company and Valhi are parties to an intercorporate services agreement (the "Valhi ISA") whereby Valhi renders certain management, financial and administrative services to the Company and NL provided to Valhi certain insurance and risk management services. The Company paid total net fees of approximately $114,000 to Valhi for services provided during 1999. NL expects to pay approximately the same amount or lower for services in 2000. The Valhi ISA is subject to automatic renewal and may be terminated by either party pursuant to a written notice delivered 30 days prior to a quarter-end.

     The Company and Tremont are parties to an intercorporate services agreement (the "Tremont ISA") whereby the Company makes available to Tremont certain services with respect to Tremont's tax, insurance, risk management, real property and internal audit needs. Tremont paid fees of approximately $85,000 to the Company for services pursuant to the Tremont ISA during 1999. The Tremont ISA is subject to automatic renewal and may be terminated by either party pursuant to a written notice delivered 30 days prior to a quarter-end. NL expects to receive approximately the same amount for services to be provided to Tremont in 2000.

     The Company and TIMET are parties to an intercorporate services agreement (the "TIMET ISA") whereby the Company makes available to TIMET certain services with respect to TIMET's tax, insurance, risk management, real property, and internal audit needs. TIMET paid fees of approximately $392,000 for services pursuant to the TIMET ISA during 1999. The TIMET ISA is subject to automatic renewal and may be terminated by either party pursuant to a written notice delivered 30 days prior to a quarter-end. NL expects to receive approximately the same amount for services to be provided to TIMET in 2000.

     The Company and CompX are parties to an intercorporate services agreement (the "CompX ISA") whereby the Company makes available to CompX certain services with respect to CompX's occupancy, accounting, computer support and internal audit needs. CompX paid fees of approximately $173,000 for services pursuant to the CompX ISA during 1999. The CompX ISA is subject to automatic renewal and may be terminated by either party pursuant to a written notice delivered 30 days prior to a quarter-end. NL expects to receive approximately the same amount for services to be provided to CompX in 2000.

     Aircraft. In February 1999, the Company purchased for $2.85 million a 25% undivided interest in an aircraft. The seller of the aircraft interest to the Company reacquired the interest from TIMET in February 1999 for $2.85 million. The purchase of the aircraft interest was unanimously approved by the outside directors of the Board. During 1999, the Company charged $58,824, $35,648, and $10,908 to TIMET, CompX and Keystone, respectively, for use of the aircraft and the Company paid TIMET $86,418 for the use of a TIMET owned aircraft. In 1998, TIMET paid the Company $271,405 and the Company paid TIMET $10,892 for aircraft usage.

     Insurance Brokerage Commissions. EWI RE, Inc. ("EWI") arranges for and brokers certain of the Company's insurance policies and those of the Company's 50%-owned joint venture. Parties related to Contran own 90% of the outstanding common stock of EWI, and a son-in-law of Harold C. Simmons manages the operations of EWI. Consistent with insurance industry practices, EWI receives a commission from the insurance underwriters for the policies that it arranges or brokers. The Company and its joint venture paid an aggregate of approximately $3.7 million for such policies in 1999, which amount principally included payments for reinsurance premiums paid to third parties, but also included commissions paid to EWI. In the Company's opinion, the amounts that the Company and its joint venture paid for these insurance policies are reasonable and the terms are similar to those the Company and its joint venture could have obtained through an unrelated insurance broker. The Company expects that these relationships with EWI will continue in 2000.

     Tremont Registration Rights Agreement. In connection with the 1991 purchase by Tremont of 7.8 million shares of Common Stock from Valhi, the Company entered into a Registration Rights Agreement pursuant to which Tremont received certain registration rights with respect to the purchased shares. Unless all registration rights are exercised earlier, such agreement expires in December 2001.

     Insurance Sharing Agreement. An insurance subsidiary of Tremont has assumed the obligations of the issuer of certain reinsurance contracts that relate to primary insurance policies issued by a third-party insurance company in favor of Tremont and the Company. The Company and the Tremont insurance subsidiary are parties to an insurance sharing agreement with respect to such reinsurance contracts (the "Insurance Sharing Agreement"). Under the terms of the Insurance Sharing Agreement, the Company will reimburse the Tremont insurance subsidiary with respect to certain loss payments and reserves established by such Tremont subsidiary that (a) arise out of claims against the Company and its subsidiaries (the "NL Liabilities"), and (b) are subject to payment by such Tremont subsidiary under its reinsurance contracts with the third-party insurance company. Also pursuant to the Insurance Sharing Agreement, the Tremont insurance subsidiary is to credit the Company with respect to certain underwriting profits or recoveries that such Tremont subsidiary receives from independent reinsurers that relate to the NL Liabilities. As of December 31, 1999, the Company had current accounts payable to such Tremont subsidiary of approximately $2.9 million with respect to such Agreement. At December 31, 1999, the Company had $9.7 million of restricted cash equivalents that collateralized letters of credit relating to the NL Liabilities issued and outstanding on behalf of the insurance subsidiary of Tremont pursuant to the Insurance Sharing Agreement.

                             INDEPENDENT ACCOUNTANTS

     The firm of PricewaterhouseCoopers LLP served as independent auditors of the Company for the year ended December 31, 1999, and is expected to be considered for appointment to serve for the year ended December 31, 2000. Representatives of PricewaterhouseCoopers LLP are not expected to attend the Annual Meeting.


                  SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     In order to be included in the Company's 2001 Proxy Statement and form of proxy, shareholder proposals for the 2001 Annual Meeting of Shareholders must be received at the principal executive offices of the Company, 16825 Northchase
Drive, Suite 1200, Houston, Texas 77060, Attention: Mr. David B. Garten, Secretary, not later than December 15, 2000. All such proposals shall be treated in accordance with applicable rules administered by the Commission.


                         1999 ANNUAL REPORT ON FORM 10-K

     A copy of the Company's 1999 Annual Report on Form 10-K, as filed with the Commission, may be obtained without charge by writing: Investor Relations Department, NL Industries, Inc., 16825 Northchase Drive, Suite 1200, Houston, Texas 77060.

                                  OTHER MATTERS

     The Board does not know of any business except as described above which may be presented for consideration at the Annual Meeting. If any business not described in this Proxy Statement should properly come before the Annual Meeting, the persons designated as agents in the enclosed proxy card or voting instruction form will vote on those matters in accordance with their best judgment.

                                        NL INDUSTRIES, INC.



Houston, Texas
March 27, 2000

                                   APPENDIX A


                               NL INDUSTRIES, INC.

                       16825 NORTHCHASE DRIVE, SUITE 1200
                              HOUSTON, TEXAS 77060

             PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 10, 2000

The undersigned hereby appoints David B. Garten and Robert D. Hardy and each of them, the proxy and attorney-in-fact for the undersigned, with full power of substitution in each, to represent the undersigned and to vote on behalf of the undersigned at the Annual Meeting of Shareholders of NL Industries, Inc. to be held on May 10, 2000, and at any adjournment or postponement of such meeting (the "Annual Meeting"), all shares of Common Stock of NL Industries, Inc. standing in the name of the undersigned or which the undersigned may be entitled to vote on the matters described on the reverse side.

THIS PROXY IS SOLICITED  ON BEHALF OF THE BOARD OF  DIRECTORS OF NL  INDUSTRIES,
INC.

You are encouraged to specify your voting choices by marking the appropriate boxes on the reverse side of this card but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The above-named proxies cannot vote your shares unless you sign, date and promptly return this card. Please use the enclosed return envelope. This proxy may be revoked by a proxy accepted at a later date or otherwise as set forth in the NL Proxy Statement that accompanied this proxy card.


                                            SEE REVERSE
                                            SIDE

/X/          Please mark your votes as in this example

This proxy, if properly executed, will be voted as specified below by the shareholder. If no direction is given, this proxy will be voted "FOR" all nominees for Director listed below.

The Board of Directors recommends a vote "FOR" all nominees for Director listed below.

1.   Election of Directors.

     For    Withheld  Election of Directors.
    /  /     /   /    Nominees: 01. Joseph S. Compofelice, 02. J. Landis Martin,
                                03. Kenneth R. Peak, 04. Glenn R. Simmons,
                                05. Harold C. Simmons, 06. General Thomas P.
                                Stafford, and 07. Lawrence A. Wigdor


Withhold authority to vote for the following individual nominees:

---------------------------------------------------

2. In their discretion, proxies are authorized to vote upon other such business as may properly come before the Annual Meeting or any adjournments or postponements thereof.


               Please sign exactly as shareholder's name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign full corporate or partnership name and sign authorized person's name and title.

               The undersigned shareholder hereby revokes all proxies heretofore given by the undersigned to vote at the Annual Meeting or any adjournments or postponements thereof.


                                       ----------------------------------------


                                       ----------------------------------------
                                        SIGNATURE(S)               DATE

Dear Stockholder:

     NL Industries, Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or the telephone. This eliminates the need to return the proxy card.

     To vote your shares electronically, you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

     To vote over the Internet:

     Log on to the Internet and go the Web site http://www/eproxyvote.com/nl. Internet voting will be available until 12:01 A.M. on May 10, 2000.

     To vote over the telephone: On a touch-tone telephone, call 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, seven days a week. Telephone voting will be available until 12:01 A.M. on May 10, 2000

     Non-U.S. stockholders should call 1-201-536-8073

     Your electronic vote authorizes the names Proxies in the same manner as if you marked, signed, dated and returned the proxy card. If you vote your shares electronically, do not mail back your proxy card.

                  Your vote is important. Thank you for voting.